                                 Exhibit 2(d)

                               PLEDGE AGREEMENT


     AGREEMENT made the 27th day of August 1996, by and among ANGELIKA FILM CENTERS, INC., a corporation organized and existing under the laws of the State of New York, having its principal offices at c/o Skolnick & Hochberg, P.C., 122 East 42 Street Suite 1507, New York, N.Y. 10168 (hereinafter "Secured Party") and ANGELIKA FILM CENTERS LLC, a limited liability company organized and existing under the laws of the State of Delaware having an office c/o Reading Theaters, 950 Third Avenue, New York, N.Y. 10022-1207 (hereinafter "Debtor").

                              STATEMENT OF FACTS

     (A) Secured Party is owed the sum of TWO MILLION DOLLARS ($2,000,000) pursuant to the provisions of a certain Angelika Theatre Asset Purchase and Sale Agreement dated as of July 1, 1996 between the Secured Party and Reading Investment Company, Inc. ("Reading"), Debtor's assignor (hereinafter the "Sale Agreement"), and as part of the agreed upon "Purchase Price" Secured Party has taken back a Holdback Note, as such term is defined in the Sale Agreement. This Pledge Agreement is entered into to secure the payment of the Holdback Note of even date herewith in said amount made payable to the Secured party, bearing interest at the rate set forth in the Holdback Note and payable in accordance with its terms;

     (B) Contemporaneously with the execution of this agreement, the Debtor has delivered to Secured Party as collateral security for the Holdback Note the sum of $2,000,000 by delivery thereof to Baer Marks & Upham LLP, which shall act as Secured Party's agent and as Escrow Agent with respect to the $2,000,000 pursuant to separate Escrow Agreement. The $2,000,000 and the proceeds thereof and all increases, substitutions and additions thereto, as maintained by the Escrow Agent is hereinafter collectively referred to as the "Collateral."

     (C) To secure payment of the Holdback Note, inclusive of accrued interest (collectively called the "Indebtedness"), Debtor herewith pledges and assigns the Collateral to Secured Party and grants to the Secured Party a security interest in and to the Collateral, all proceeds thereof and all increases, substitutions and additions thereto.

     (D) The parties hereto desire to set forth their understanding and agreements in connection with the pledge of the Collateral by Debtor to the Secured Party.

     NOW THEREFORE in consideration of the mutual promises hereinafter set forth, it is hereby covenanted and agreed as follows:

     1.     The Debtor agrees:

     1.(a) To defend the title to the Collateral against all persons and against all claims and demands whatsoever, which Collateral, except for the security interest granted hereby, is lawfully owned by the Debtor and is now free and clear of any and all liens, security interests, claims, charges, encumbrances, taxes and assessments except as may be set forth in the schedule.

     1.(b) On demand of the Secured Party to do the follow; furnish further assurance of sale, execute any written agreement or do any other acts necessary to effectuate the purposes and provisions of this pledge agreement, execute any instrument or statement required by law or otherwise in order to perfect, continue or terminate the security interest of the Secured Party in the Collateral and pay all costs of filing in connection therewith.

     2.     The parties further agree:

     2.(a) Waiver of acquiescence in any default by the Debtor, or failure of the Secured Party to insist upon strict performance by the Debtor of any warranties or agreements in this Security Agreement, shall not constitute a waiver of any subsequent or other default or failure.

     2.(b) Notices to either party shall be in writing and shall be delivered personally or by mail addressed to the party at the address set forth in the Sale Agreement or in this Pledge Agreement or otherwise designated in writing.

     2.(c) The Uniform Commercial Code as adopted by new York shall govern the rights, duties and remedies of the parties and any provisions herein declared invalid under any law shall not invalidate any other provision or this agreement.

     2.(d)  The following shall constitute a default by Debtor:

            (i) Failure to pay the principal or any installment of principal or of interest on the Indebtedness or any notes when due, unless such nonpayment is permitted under the Holdback Note or Escrow Agreement; (ii) failure by Debtor to comply with or perform any provision of this Pledge Agreement; (iii) Subjection of the Collateral to levy of execution or other judicial process;
(iv) any reduction in the value of the Collateral caused by actions of creditors of Reading or Debtor described in paragraph 5 below, or any act of the Debtor which imperils the prospect of full performance or satisfaction of the Debtor's obligations herein; and (v) Debtor's insolvency or the commission of any act of bankruptcy by Debtor or the taking advantage of any bankruptcy act and/or other law for the relief of debtors, including, without limitation, the filing of a petition in bankruptcy, whether voluntary or involuntary, by or against Debtor (unless such involuntary petition is dismissed within thirty (30) days thereafter), an assignment for the benefit of creditors, the appointment (whether temporary or permanent) of a receiver, trustee or liquidator of Debtor's property,

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

unless such appointment is vacated within thirty (30) days thereafter, the filing of a petition for a composition, extension or an arrangement under the National Bankruptcy Act, or the admission by Debtor in writing of his inability to pay his debts as they become due.

     2.(e) Upon any default of the Debtor and at the option of the Secured Party, the obligations secured by this agreement shall immediately become due and payable in full without notice or demand and the Secured Party shall have all the rights, remedies and privileges with respect to repossession, retention and sale of the Collateral and disposition of the proceeds as are accorded by the applicable sections of the Uniform Commercial Code respecting "Default".

            Upon any default, the Secured Party's reasonable attorneys' fees and the legal and other expenses for pursuing, searching for, receiving, taking, keeping, storing, advertising, and selling the Collateral shall be chargeable to the Debtor.

     2.(f)  The Secured Party is hereby authorized to file a Financing
Statement.

     3.(a) Upon payment by Debtor to the Secured Party of the entire principal balance of the Holdback Note with accrued interest thereon together with any other sums that may become due under the Holdback Note and hereunder, this Pledge Agreement shall be deemed terminated and of no further force or effect, the security interest created herein shall cease and come to an end, and the Holdback Note, Pledge Agreement and Collateral Loan Documents (excluding the filing officer's copies of the Financing Statement) then being held by the Secured Party shall be returned to Debtor together with the requisite UCC-3 Termination Statement signed by Secured Party in form for filing (whereupon all parties hereto shall be relieved of all further liability hereunder).

       (b) If, in the opinion of the Secured Party's attorneys, additional Financing Statements and/or Continuation Statements and/or amendments of any Financing Statements are required at any time prior to the date on which all sums owed by the Debtor to the Secured Party are fully repaid to perfect or to continue perfection of the security interest created thereby, then the Debtor shall execute as may counterparts of same as the Secured Party shall request from time to time, and hereby authorizes the Secured Party to execute same on behalf of the Debtor and to file same in the manner provided by law.

     4. In the event of a default under the Holdback Note, the proceeds received on said public or private sale shall be applied in the following order:

            (a) to pay all costs and expenses of collection and of the public or private sale (including, without limitation, reasonable attorneys' fees, advertising costs, fees and expenses);

            (b) to pay to Secured Party all sums expended by it (if any) to cure any default under this Pledge Agreement, plus interest thereon, pursuant to the preceding subparagraph (a);

            (c)   to pay interest accrued under the Holdback Note; and

            (d) to pay Secured Party the unpaid principal balance on the Holdback Note.

     5. In the even the net proceeds of such sale (after deducting the items set forth hereinabove) shall be insufficient to any the unpaid principal balance of the Holdback Note and accrued interest, Debtor shall not in any way be personally liable for any deficiency unless the deficiency was caused by actions taken by creditors of Reading or Debtor including but not limited to attachment, or by reason of the bankruptcy of Reading or Debtor Any surplus realized after said deductions, and the payment of interest and the unpaid principal balance of the Holdback Note, shall be turned over to Debtor.

     6. Notwithstanding that the Escrow Agent shall hold the Collateral on behalf of the Secured party pursuant to this Pledge Agreement, the Debtor shall be entitled to receive and retain interest, dividends or other income realized from the Collateral, if any, to be applied first to accrued interest and then to principal.

     7. The term "Secured Party" as used in this Agreement includes the Secured Party named herein, its successors, assigns, heirs, executors, administrators and legal representatives.

     8. The pronouns used herein shall be male, female, or neuter and in the singular or possessive, whichever the sense requires.

     9. If any action or proceeding be commenced by the Secured Party, or if the same be commenced by the Debtor or anyone else and if the Secured Party is made a party thereto, in which action or proceeding it becomes necessary or desirable to foreclose, uphold or defend the security interest created by this Agreement, or to enforce, uphold or defend any of the rights granted to the Secured Party by this Agreement, any sums paid by the Secured Party for the expense of such litigation (including reasonable attorneys' fees and disbursements), together with interest thereon at the maximum rate permitted by law, shall be added to the Indebtedness hereby secured and shall be payable to the Secured Party by the Debtor, on demand.

     10. All notices required or permitted hereunder shall be in writing and given or made by addressing same to the party to whom directed at the address hereinabove set forth by registered or certified mail, return receipt requested. Either party may change the address to which notices are to be sent by a writing directed to the other party in the manner aforesaid. Unless otherwise specifically provided, all notices hereunder given by mail shall


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

be deemed delivered when deposited in a United States Post Office, general or branch, or an official mail depository, maintained by the U.S. Postal Service in the City and State of New York, enclosed in a registered or certified prepaid wrapper addressed as above provided, except notice of change of address shall be deemed served when received.

     11. This Pledge Agreement contains the full understanding of the parties and may not be amended, altered, discharged or terminated, except by another instrument in writing signed by the party sought to be charged therewith, or by his, her or its duly authorized agent.

     12. This Pledge Agreement shall bind and inure to the benefit of, and be enforceable against, the heirs, distributees, executors, administrators, legal representatives, successors and permitted assigns of the respective parties thereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year above written.


                                      DEBTOR:
                                      ANGELIKA FILM CENTERS LLC


                                      By:/s/ Charles S. Groshon
                                         ---------------------------
                                         Charles S. Groshon,
                                         Vice-President, Secretary



                                      SECURED PARTY:
                                      ANGELIKA FILM CENTERS, INC.


                                      By:/s/ Jessica Saleh Hunt
                                         ---------------------------
                                         Jessica Saleh Hunt,
                                         President


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

STATE OF NEW YORK       )
                        )ss.:
COUNTY OF NEW YORK      )

     On the 27th day of August 1996, before me personally came Jessica Saleh Hunt, to me known, who, by me duly sworn, did depose and say that deponent resides at New York, New York, that she is the President of Angelika Film Centers, Inc., the corporation described in, and which executed the foregoing instrument and that she signed deponent's name thereto by order of the Board of Directors of the Corporation.


                                     /s/ Teresita Magsino
                                      ------------------------------
                                                 NOTARY

                                     TERESITA MAGSINO
                                     Notary Public, State of New York
                                     No. 41-4986829
                                     Qualified in Queens County
                                     Commission Expires Sept. 30, 1997


STATE OF NEW YORK       )
                        )ss.:
COUNTY OF NEW YORK      )

        On the 27th day of August 1996, before me personally came Charles S. Groshon, to me known, who, by me duly sworn, did depose and say that deponent resides at Glenside, Pennsylvania, that deponent is the Vice President and Secretary of Angelika Film Centers LLC, the limited liability company described in, and which executed the foregoing instrument and that deponent signed deponent's name thereto.


                                     /s/ Teresita Magsino
                                     ------------------------------
                                                 NOTARY

                                     TERESITA MAGSINO
                                     Notary Public, State of New York
                                     No. 41-4986829
                                     Qualified in Queens County
                                     Commission Expires Sept. 30, 1997